EXHIBIT 99.1

RS GROUP OF COMPANIES ACHIEVES FIRST QUARTER OF PROFITABILITY

November 19th, 2004

- REPORTS 3Q04 EPS OF $.05
- REITERATES FY2004 GUIDANCE OF $2,000,000 IN NET EARNINGS
- CURRENT CASH BALANCE EXCEEDS $4,000,000

TORONTO, ON CANADA-RS GROUP OF COMPANIES, INC. (OTCBB: RSGC) (the "Company"), a provider of pass-through risk specialty insurance and reinsurance products, announces financial results for its fiscal 2004 third quarter ending September 30, 2004. The Company earned a net profit of $3,170,722, or $.05 per diluted share, on revenues of $7,481,682 for the quarter.

The Company further reiterates guidance for its fiscal year ending December 31, 2004 of over $2,000,000 in net earnings. Commenting on the Company's latest results, CEO John Hamilton stated, "Our current cash position increased to more than $4,000,000 due to strength in our brokerage segment. We continue to execute our business plan, as two sizeable customers have signed up with VGV, our timeshare value guarantee program. I am confident that we are fully funded and poised to achieve further milestones in our other operating segments."

The Company is structured as a holding company for an integrated group of businesses that operates in four distinct operating segments: residential rental guarantee, timeshare value guarantee, financial guarantee, and specialty insurance brokerage.

ABOUT RS GROUP OF COMPANIES, INC.

RS Group of Companies, Inc. (HTTP://WWW.RSGC.COM) has developed and is implementing a strategy to design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North America. In November 2003, through its wholly owned subsidiaries, the Company introduced its core pass-through risk solution, RentShield(TM) (http://www.rentshield.com), a Residential Rental Guarantee Program being offered to North America's $300 billion residential real estate rental market. It is estimated that there are over 38 million rental units in the United States and Canada. Rental Guarantee was first developed in Finland to provide surety to residential property developers and is being used as an extremely effective marketing tool in the United Kingdom for the buy-to-let market. It protects investments in the rental units by receiving a guaranteed income on a certain timeline.

FORWARD-LOOKING STATEMENT
Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate", "await", envision", "foresee", "aim at", "believe", "intends", estimates" including without limitation, those relating to the Company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the Company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the Company's business and results of operations.

COMPANY CONTACT:
PATTI COOKE
RS GROUP OF COMPANIES, INC.
416-391-4223 EXT 4084
INFO@RSGC.COM